Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333 168018 and 333 132854) of Western Refining, Inc. of our report dated April 12, 2011, except for the change in the composition of reportable segments discussed in Note 21 to the combined financial statements, as to which the date is December 12, 2011 relating to the combined financial statements of the St. Paul Refinery & Retail Marketing Business, a component of Marathon Oil Corporation, for the eleven month period ended November 30, 2010, which appears in the Current Report on Form 8‑K of Western Refining, Inc. dated November 12, 2013.
/s/PricewaterhouseCoopers LLP
Houston, Texas
January 27, 2014